Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF CIBER, INC.

(Amendment adopted February 25, 2009)

1.                                       Article II, Section 2 is hereby amended and restated in its entirety to read as follows:

“Section 2. Business Conducted at Meetings.

(a)                                  To be properly brought before an annual meeting, any business (other than director nominations, which is addressed in Section 2(b)) must be (x) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (y) otherwise properly brought before the meeting by or at the direction of the board of directors or (z) otherwise properly brought before the meeting by a stockholder (A) who is a stockholder of record on the date of the giving of the notice provided in this Section 2(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2(a). For business to be considered properly brought before the annual meeting by a stockholder, such stockholder must, in addition to any other applicable requirements, have given timely notice of such stockholder’s intent to bring such business before such meeting and any such business must constitute a proper matter for stockholder action.

To be timely, a stockholder’s notice must be in proper written form and must be delivered to or mailed and received by the secretary of the Corporation at the principal executive offices of the Corporation, not later than the close of business on the ninethieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the commencement of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice as described above.

To be in proper form, a stockholder’s notice to the secretary shall set forth the matters referenced in Section 2(c).

Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting of stockholders except in accordance with the procedures set forth in this Section 2(a). The presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2(a), and if he should so determine, he shall declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(b)                                 Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation. To be properly brought before an annual meeting of stockholders, or any special meeting of stockholders called for the purpose of electing directors, nominations for the election of directors must be specified in the notice of meeting (or any supplement thereto), (x) made by or at the direction of the board of directors or (y) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided in this Section 2(b) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the timely notice procedures set forth in this Section 2(b).

To be timely, a stockholder’s notice must be in proper written form and must be delivered to or mailed and received by the secretary of the Corporation at the principal executive offices of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the commencement of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice as described above.

(c)                                  To be in proper form, a stockholder’s notice to the secretary shall set forth:

(i)                                     as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person (present and for the past five (5) years), (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such person, (D) a questionnaire (provided by the Corporation to the stockholder upon request) completed by the nominee that, among other things, inquires into such person’s independence, (E) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (F) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

(ii)                                  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf each a proposal or nomination is made: (A) the name and record address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, on whose behalf a proposal or nomination is made, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, as well as whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such beneficial owner with respect to any share of stock of the Corporation, (C) a complete and accurate description of any agreement, arrangement or understanding between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination or proposal and the name and address of any other person or persons known to the stockholder or such beneficial owner to support such nomination or proposal, (D) a complete and accurate description of any option, warrant, convertible security or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation, whether or not settled in cash or in securities of the Corporation, directly or indirectly owned by such stockholder or beneficial owner or such affiliate or associate, (E) a complete and accurate description of any agreement, arrangement or understanding (including without limitation any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner or such affiliate or associate, if any, the effect or intent of which is to mitigate loss to or the manage risk of stock prices changes for, or to increase the voting power of, such stockholder or beneficial owner with respect to shares of capital stock of the Corporation, (F) a description of all arrangements or understandings, including, without limitation, between such stockholder and beneficial owner or such affiliate or associate, if any, and each proposed nominee and any other person or persons (G) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, (H) a representation whether such stockholder or such beneficial owner or such affiliate or associate, if any, or associates, intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee or pass the proposal and/or (z) otherwise to solicit proxies from stockholders in support of such proposal nomination, and (I) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (J) a representation that the stockholder will update the information set forth in clauses (A) through (E) above as of the record date for the meeting by delivery of written notice to the Corporation promptly following the later of the record date or public announcement of the record date;

Notwithstanding anything in the Bylaws to the contrary:

(i)                                     No person shall be eligible for election by the stockholders as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2(b). The presiding officer at such meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of this Section 2(c), and if he should so determine, he shall declare to the meeting that such defective nomination shall be disregarded.

(ii)                                  In the event that the number of directors to be elected to the board of directors of the Corporation at a annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2(c) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d)                                 General.

(i)                                     Notwithstanding anything in the Bylaws to the contrary, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present proposed business or a nomination, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)                                  For purposes of this Section 2, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(iii)                               Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act.”

2.                                       Article II, Section 5 is hereby amended and restated in its entirety to read as follows:

“Section 5. Notice of Meeting.

Written notice stating the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, except as otherwise required by statute or the Certificate of Incorporation. Such notice shall be given either personally or by mail, prepaid telegram, telex, facsimile transmission, cablegram, radiogram, or any other means or manner permitted under the Delaware General Corporation Law (including without limitation Sections 232 and 233 thereunder), to the stockholders of record entitled to vote at such meeting. If mailed, then such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the stockholder at his address as it appears on the stock records of the Corporation. If given personally or otherwise than by mail, then such notice shall be deemed to be given when either handed to the stockholder or delivered to the stockholder’s address as it appears on the stock records of the Corporation or when directed to the proper facsimile number, electronic mail address or other proper electronic destination.”